UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2016

CELGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34912	22-2711928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 Morris Avenue, Summit, New Jersey	07901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 673-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Celgene Corporation (the “Company”) entered into an amendment dated April 18, 2016 (the “Amendment”) to the Second Amended and Restated Credit Agreement (the “Credit Agreement”), dated April 17, 2015, with the financial institutions parties thereto (the “Lenders”), and Citibank, N.A., as administrative agent for the Lenders.

Among other things, the Amendment (i) modifies the Company’s existing senior unsecured revolving credit facility, which is governed by the Credit Agreement, by extending the term of the credit facility to April 17, 2021 from April 17, 2020, and (ii) confirms the increase in the amount of the Lenders’ total credit commitment under the credit facility to $2.0 billion from $1.75 billion.

Certain of the Lenders and their respective affiliates have engaged in, and in the future may engage in, commercial banking, investment banking and advisory services for the Company. They have received, or may in the future receive, customary fees and reimbursement of expenses in connection with these transactions.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On April 13, 2016 the Board of Directors of the Company authorized an increase in the maximum amount of commercial paper issuable under the Company’s commercial paper program to $2,000,000,000 from $1,750,000,000.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELGENE CORPORATION

Date: April 18, 2016	By:	/s/ Peter N. Kellogg
Peter N. Kellogg
Executive Vice President and Chief Financial Officer